02/2006

7B7252895

NOTARIA DE D. GONZALO SAUCA POLANCO - BOADILLA DEL MONTE (Madrid) -

Está la firma del compareciente.---------
Signado. Firmado: GONZALO SAUCA POLANCO.--------
Rubricados y sellado.-------------------------

DOCUMENTOS UNIDOS.---------------------------

DOCUMENTO SIN CUANTIA
NO SUJETO A LA LEY DE TASAS